Exhibit 99.1

EXCERPTS OF SPEECHES FROM THE

2009 ANNUAL MEETING OF SHAREHOLDERS

Remarks by Kevin C. Quinn, President of First Chester County Corporation and First National Bank of Chester County:

Good morning.

If you were with us at last year’s Annual Meeting, you will recall that I reported that 2007 was a challenging year for most commercial banks due primarily to volatile interest rates, a slowing economy, intense competition and the ripple effect created by the subprime mortgage debacle.

I’m sure we’ll all agree that “volatile” and “challenging” do not even begin to describe the banking climate in 2008. Last year was a year categorized by its own set of challenges – very different and of far greater magnitude than anything we have experienced for many years.

The trends and risks to which I referred last April continued to impact us in 2008 – only in a much more magnified way. We are now in the midst of a global economic crisis and have witnessed the collapse of some of the most well-respected and highly-regarded financial companies in the world.

Many companies, once considered the bedrock of our economy have failed, are on the verge of bankruptcy or were forced to merge in order to survive.

The government has stepped in to support private industry in ways unimaginable to most.

How has First National weathered this volatile and challenging economic climate?

Today I’ll share with you a review of 2008.

The theme of this year’s Annual Highlights depicts the strength and stability of First National Bank. For 145 years we have been supporting the businesses and families in our market with strength, stability and community leadership.

Last year, more than earnings, capital was king.

Throughout this volatile period, First National has remained well capitalized. Because we did not pursue short term gains by abandoning the guiding principles and sound credit policies that we have followed for many years, we were somewhat insulated from the drastic market forces that impacted many of our competitors.

However, being insulated does not mean we were immune. In 2008 our earnings reflected the challenges of the economy.

Last year net income was $5.5 million, or $1.05 per share, compared to $7.7 million or $1.47 per share in 2007.

Although many factors contributed to this decline, I’ll touch on several major reasons.

For the 3rd quarter, we reported a pretax loss of $850,000 on the write-down of a Lehman Brothers Note held in the Bank’s investment portfolio. We also reported a $417,000 pretax loss on a $13.8 million investment in the Reserve Primary Fund, a short term, overnight money market fund.

Also in 2008, the Provision for Loan and Lease Losses was $1.6 million compared to $80,000 for 2007. We feel that we are well reserved and that our provision, although much higher in 2008 than 2007, adequately reflects the quality of our loan portfolio.

As many of you know, FDIC premiums have increased for all banks. Our FDIC premiums went from $87,000 in 2007 to $490,000 in 2008. That’s an increase of 563%.

Clearly, last year’s earnings decline is not a direction with which we are happy, however, we need to maintain a proper perspective. 2008 was a year when many in our industry not only experienced earnings declines far in excess of what we experienced, but many companies also actually lost money.

The Philadelphia Business Journal, in its March 13, 2009 article with the headline, In an unpropitious 4Q, most local banks wrote reports in red ink, highlights First National as one of the few community banks in our market which reported a profit.

In spite of the many obstacles we faced last year, 2008 was also marked by many positive accomplishments.

Most notable among these was our acquisition of American Home Bank,

which we announced in September and closed in December.

This was our first acquisition in our 145 year history and provides us with a wealth of talent, tremendous earnings potential, and access to new markets.

American Home Bank has branches located at its headquarters in Mountville, Lancaster county and in Carlisle, Cumberland County.

Jim Deitch, American Home Bank’s Managing Director and a member of our Board of Directors will tell you more about this business and these opportunities in just a few minutes.

The corporation ended 2008 with assets of $1.3 billion, up from $915 million at year end 2007. Gross loans and leases finished the year at $940 million as compared to $743 million in 2007. And total deposits ended the year at $1.02 billion compared to $705 million on December 31, 2007.

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Although $111 million of loans and $194 million of deposits came in as part of the American Home Bank acquisition, First National experienced organic loan growth of $86.4 million or $11.6% and deposit growth of $116 million or 16.5% last year.

Also last year we opened 2 new branches. In January, following the closing of our Coatesville branch, we opened our Downingtown branch at 99 Manor Avenue, consolidating those Coatesville customers. And in February we opened our Longwood branch at 100 Old Forge Lane, Kennett Square.

Both of these are prime locations and should provide growth opportunities for all of our business lines for many years.

In September we completed the renovations at our Goshen Branch on Five Points Road in West Goshen. This was our first branch outside of our Main Office. Built in 1956, the Goshen branch is our busiest branch and was long overdue for a face lift.

Last year our Wealth Management assets under management declined from $591 million in 2007 to $485 million. This decline is directly attributable to what was occurring in the markets and not the result of client base erosion. In fact, more new business came in last year than in 2007.

Importantly in 2008, our Wealth Management division launched our Private Wealth Planning services.

Under the leadership of James E. Quillen, CFP, the professionals who make up this team provide a solutions driven approach to protecting, growing and optimizing the wealth of families and individuals.

In addition to Jim, who is a Certified Financial Planner, the team includes a Chartered Financial Analyst directing investments, a CPA providing tax expertise, an attorney for fiduciary and estate planning matters, as well as a number of other CFPs.

This team of professionals is structured to bring a very personal, objective, comprehensive and local approach to the planning process as opposed to the approach taken by many of our Wall Street competitors.

We are confident that this new area of expertise will enhance our ability to increase Wealth Management assets.

Another new service we introduced last year was “First Defense” which provides our customers greater protection from identity theft.

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In the fast paced world of today, many of us are changing the way we bank and shop and pay our bills. With these technological improvements and conveniences come increased risks to our identity and personal information.

The bad guys are getting smarter and this service provides Identity Theft Insurance and Fraud Assistance to give you peace of mind in protecting your vital personal information.

For the 15th consecutive year, First National was selected by the readers of The Daily Local as the best financial institution in Chester County. We are proud of this award and work hard every day to improve our performance and meet the needs of our customers.

Last year, as the economy was deteriorating and the markets were tanking, many investors and customers became anxious about how First National might be impacted by these external forces.

As best we could, we responded by emphasizing the safety, soundness and stability of First National.

Many of you might recall our ad campaign featuring a penny with Abraham Lincoln’s profile. The tag line said “We knew Lincoln!”

The point we were making was that, although these are turbulent times, First National Bank has weathered many volatile economic environments over the last 145 years.

Abraham Lincoln once said, “What has once happened, will invariably happen again, when the same circumstances which combined to produce it, shall again combine in the same way.”

Lincoln recognized that history tends to repeat itself.

However, our principles haven’t changed. As we continue to practice strong financial management and prudent decision making, our customers can rely on us to be there for them today, tomorrow and the next 145 years.

Thank you.

Remarks by James M. Deitch, Managing Director of the American Home Bank division of First National Bank of Chester County:

Thank you, Kevin.	Good morning.

As you know, American Home Bank joined First National on December 31, 2008. We are very pleased to have become part of such a well respected organization.

Over the next 10 minutes I’d like to tell you about how our mission and strategy fit into the current residential mortgage market conditions.

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American Home Bank opened its doors in Lancaster County in August 6, 2001 as a federally chartered Bank with just 20 employees. Since then we have experienced consistent growth and were named #1 residential mortgage lender for the 7th year in a row by the Central Penn Business Journal. Last year we were named to Inc. Magazine’s 5000 list of fastest growing companies in the country. We have grown quickly, but safely. In 2008, our now 300 employees closed over 1 billion dollars of traditional and FHA/VA residential mortgages.

Our success is largely a result of our commitment to our mission of helping people buy, afford and enjoy the home of their dreams. It has served us well throughout the last 8 years. We avoided offering sub prime and no documentation loans because they violated two elements of our mission. People were buying homes but they couldn’t afford or enjoy. We all know what that has created for the residential lending business in the U.S.

To quote Charles Dickens in a Tale of Two Cities, “It was the best of times and the worst of times.” On one hand, there are over 100 million families that can qualify and afford to get a mortgage, but at the same time there were over 3 million foreclosures filed in 2008.

At American Home Bank, we are focusing on the best of times. In the first quarter as a division of First National we closed over $613 million in loans. Our combined management teams, capital and cost of funds will enable us to pursue long term growth strategies.

So, where is the mortgage market today and how do we plan to capitalize on that market. Our focus will be on how banks market share and products have changed to our advantage.

Most significantly, competitors have left the business. Mortgage broker market share has fallen from 67% to 33% and banks, particularly community banks like ours, are fulfilling customers’ mortgage needs. The Mortgage Bankers Association estimates that banks will handle 65% of mortgage business in 2009. First National’s acquisition of American Home Bank was certainly well timed.

Presentation includes a slide showing a graph of new home inventory from
1989 through the present, highlighting the periods of recession in 1990-91,
2001 and 2008 through the present. The following are the high and low plot
points	presented in the graph:

Date	Estimated Inventory	Source of Data
1989	375,000	U.S. Census Bureau
1993	255,000	U.S. Census Bureau
1996	375,000	U.S. Census Bureau
1998	275,000	U.S. Census Bureau
2006	575,000	U.S. Census Bureau
2009	355,000	U.S. Census Bureau

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We need to look past headline accounts in the media to hard facts. New home inventory in December declined to 359,000 and continues in that trend. Builders are offering borrowers staggering incentives to rid themselves of this excess inventory. We can help these borrowers structure loans to capitalize on this opportunity. And we have confidence that strong builders will return to profitability in the coming years.

Presentation includes a slide showing a graph of existing homes for sale from
1999 through the present, highlighting the periods of recession in 2001 and
2008 through the present. The following are the high and low plot points presented in the graph:

Date	Estimated Inventory	Source of Data
1999	2,200	National Association of Realtors
2001	1,750	National Association of Realtors
2005	2,100	National Association of Realtors
2006	3,900	National Association of Realtors
2007	4,600	National Association of Realtors
2009	3,600	National Association of Realtors

National Association of Realtors reports that existing home inventory in January declined to 3, 600,000, even though foreclosures pumped around one million listings into the market. The 1 million net decline indicates the market is moving toward balance.

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Presentation includes a slide showing a map of the United States showing areas with the following home price declines:

% Decline in Home Prices	States	Source
-1.75% to 0.0%

Portions of the following states: Washington, Oregon, Montana, Wyoming, Colorado, New Mexico, Texas, Oklahoma, Nebraska, South Dakota, North Dakota, Minnesota, Iowa, Illinois, Arkansas, Louisiana, Alabama, Tennessee, Kentucky, Indiana, Ohio, West Virginia, Pennsylvania, Virginia, North Carolina, South Carolina, New York and Maine

Federal Housing Finance Agency
-3.5% to -1.75%

Portions of the following states: Washington, Oregon, Idaho, Montana, Utah, Wyoming, Colorado, New Mexico, North Dakota, Nebraska, Kansas, Texas, Minnesota, Iowa, Missouri, Arkansas, Louisiana, Mississippi, Tennessee, Kentucky, Illinois, Wisconsin, Indiana, Ohio, Pennsylvania, West Virginia, Virginia, North Carolina, South Carolina, Georgia, Florida, Mississippi, New York, Vermont, and Maine

Federal Housing Finance Agency
-9.25% to -3.5%

Portions of the following states: Washington, Oregon, Idaho, Utah, Arizona, Colorado, Texas, Oklahoma, Minnesota, Missouri, Arkansas, Wisconsin, Illinois, Kentucky, Tennessee, Mississippi, Indiana, Michigan, Ohio, Pennsylvania, Florida, Georgia, South Carolina, North Carolina, Virginia, Maryland, New Jersey, New York, Rhode Island, Connecticut, Massachusetts, and New Hampshire

Federal Housing Finance Agency
less than -9.25%	Portions of the following states: California, Nevada, Oregon, Utah, Arizona, Colorado, Michigan, Florida, Maryland, Virginia and Massachusetts	Federal Housing Finance Agency

There are, of course, areas that have been brutalized by the housing price declines. The orange and gray colors show the areas that have been hardest hit, while the gold and blue states show areas of relative stability. We concentrate in those areas of stability.

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Why are banks best positioned to be leaders in the mortgage industry? First, we have increased availability of capital. Further, we have access to more profitable sources of funding. We are a strong direct lender with US Department of Housing and Urban Development, which insures FHA loans, and with Fannie Mae and Freddie Mac. And finally, having a National Charter allows for easier operation in multiple states.

How do we go after that market? We focus on maintaining the correct product mix and origination channels. We continue to develop our technology platform. And, most importantly, we take appropriate risk measures.

Although our current mix of business is predominantly refinancing, our long term sustainable targets are 60% purchase, 20% refinance and 20% construction to perm.

Our desired mix of origination source is 1/3 each: retail, third party and joint venture.

Retail refers to commissioned loan officers who market themselves as the bank or one of its divisions. Third party refers to independent brokers and smaller community banks who earn a fee by selling our mortgage products to their borrowers.

In a joint venture, the bank has an agreement with a builder or realtor to provide loans to their customers. This arrangement is much like automobile dealers who provide their customers with financing as a one stop shop. We try to identify top quality realtors and builders to offer home buyers this same one stop shopping experience.

And, there are plenty of qualified customers looking for financing, especially first time home buyers who do not have a house to sell and are eligible for the First Time Homebuyers Tax Credit.

In spite of the media hype, 85% of the United States population is considered credit worthy and remain targets for our products. We have chosen to place our core market east of the Mississippi however, we are federally chartered to lend in all 50 states and will do so when appropriate.

Every loan we fund must be carefully analyzed for risk. We will continue to verify income and assets. We will continue to utilize all available technology tools to protect against fraud such as property flips, identity fraud and income fraud. And we will continue to offer appropriate loan products while we avoid funding of subprime, no doc, option ARM and other exotic loan products.

We believe AHB stands out from its competitors for many reasons. Clearly, our mission of helping people buy, afford and enjoy the home of their dreams is more than just a catchy slogan. By making sure that our borrowers can truly afford their home we build sustainable, life-long relationships and needed referrals. Our technology platform allows us to originate and close quality loan products that meet investor’s standards. We are able to maintain efficiencies and provide outstanding value to our customers. Our employees are seasoned mortgage banking professionals who have been carefully selected to fulfill our mission. Less than 1 out of 10 people in the business will meet our expectations.

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A most important gauge of our success is customer satisfaction. We conduct written surveys of our customers after the closing. Over 97% responded that they would recommend us to a family member or friend. We get hundreds of surveys and notes each month.

Consider this note just received by one of our top loan originators Dee Shoff. “Just a note to say thank you for everything you did for us during our home-buying process. You are the reason the sale went through and we are so grateful for the extra savings at closing! We thought the worst and got the best! Thank you for your hard work – we love the house. Sincerely, Liz and Paul C, Pennsylvania.” Dee was able to save our customers $3000 over the competition in costs to close their loan.

Fast, focused and flexible – that’s the American Home Bank culture. In the first quarter since we joined First National we have helped 3000 customers complete their mortgage financing. We plan to help another 10,000 in this year alone. We are proud of what we have been able to achieve in the 8 years of building American Home Bank and even prouder to have become part of First National Bank of Chester County. We look forward to great success in the years to come.

Thank you.

Remarks by John A. Featherman, III, Chairman and Chief Executive Officer of First Chester County Corporation and First National Bank of Chester County

Kevin just told you about the challenging year we have weathered.

No one really expected it to be as challenging as it has been.

While, we knew the subprime mortgages were problematic, we certainly did not foresee the high level of government intervention into the financial markets. We didn’t anticipate the uncovering of huge Ponzi schemes or the bankruptcy of storied firms like Lehman Brothers.

We weren’t even familiar with words like bailout or acronyms such as TARP and TALF.

What a difference a year makes.

And yet, with all that has occurred, First National is one of the few banks in the region that actually made money and paid a dividend in 2008. And we are optimistic that our sound business decisions and our innovative products and services will allow us to continue to fulfill shareholder expectations.

For example, we recently completed renovations in the 1 N. building at High and Market Streets and have moved all of our executives into our corporate headquarters. By selling facilities and

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leasing the Administration Center we are now able to operate more efficiently and cost effectively.

We recently opened a new in-store branch at the Jennersville Giant Store and since this is one of the chain’s highest performing stores we expect that location to be very successful and it fills the gap between our New Garden and Oxford branches.

Our first quarter results clearly reflect our positive attitude. The following information is a brief overview of our first quarter results and our SEC counsel advised me to tell you to be sure to read our press release which is available at the registration table and our upcoming SEC filings including our 10Q which will be filed by next Monday all of which will give you more information about our results.

We are pleased to report strong financial performance for the first quarter of fiscal 2009 ended March 31, 2009. Net income in the first quarter of 2009 was $2.64 million, up $1.1 million from $1.5 million in the first quarter of 2008 while diluted earnings per share were $0.41 up $0.12 from $0.29 per diluted share for the first quarter of 2008.

In spite of these outstanding first quarter results, we expect 2009 to continue to be another challenging year for us and the entire financial services industry. For example, you may not realize that all banks share in the cost of FDIC Insurance premiums. Earlier Kevin mentioned that FDIC insurance premiums rose in 2008 and they are expected to rise substantially again in 2009.

Although our market place has not suffered as great an economic decline as the rest of the country, we are experiencing a real decrease in economic activity.

Unemployment has increased from 3.5% to 6.0% in Chester County and while that is high it is far more encouraging than Pennsylvania’s rate of 7.8% and a growing U.S. rate of 8.5%.

According to Ryan Sweet, Senior Economist at Moody’s Economy.com, the U.S. unemployment rate is predicted to peak in 2010.

Chester County is also experiencing a general slow down in business. Major corporations such as QVC, Siemens Healthcare, and Animas Corporation are laying off employees and cutting expenses.

Yet, this can actually benefit First National as many banks in our marketplace, have recently been acquired and are focused on internal stresses thus creating opportunities that have not been available to us in the past.

We will continue our conservative business and credit practices and expect that to serve us well through the year.

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Over the past five years, we added five new board members, hired extremely qualified and experienced executives and employees, upgraded our technology and developed new products and services all with the intent to promote long term growth.

One step we took at our director level was to enhance our corporate governance practices was to establish a strategic planning committee. Its members are now hard at work on our 2010 plan and beyond. Also, we are in the process of continuing the advisory boards in Mountville and in Carlisle which have been working to support American Home Bank. Their guidance will be invaluable as we grow.

Although we continue to work hard to increase the bank’s performance on a current and quarterly basis, our main focus is on building the bank for the next 5-25 years.

As you know, we just celebrated our 145th birthday. I didn’t realize just how impressive our longevity was until I recently participated in a round table discussion at the office of the Comptroller of Currency in Washington, D.C. We learned we are the 9th oldest national bank in the entire United States and the oldest national bank in Pennsylvania.

Another major theme that came out of that meeting was the resurgence of community banks and the comptroller encouraged all of the attendees to increase capital levels, and stay well diversified with business lines. All steps we have already put into action.

One of the most difficult decisions we had to make this year was whether or not to accept 25 million dollars of TARP funds.

However, upon reflection we realized that what started out as a great source of capital for healthy banks soon turned into a huge negative “bailout” program with uncertain restrictions attached that actually could have impacted our dividend payment.

We ultimately withdrew our application for the TARP funds and many of you have told me that you are relieved and pleased with that decision. Although it is a difficult time for banks to raise capital, we are pressing forward with more traditional means of raising capital that will be used to take advantage of the growth opportunities we see ahead.

I know many of you are concerned about a reduction or elimination of our dividend. Although we make that decision each quarter based upon the profits and needs of the corporation at the time, we have no plans to change our dividend policy.

We value the support of our shareholders and believe we should continue to provide appropriate dividend distributions.

To do this we will need to take advantage of commercial and retail opportunities in Chester, Lancaster, Cumberland, Delaware and Montgomery Counties. These areas enjoy a diverse and dynamic economy and there is a very real need for a high quality community bank to service them.

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The acquisition of American Home Bank should boost our performance going forward as various lines of business increase or decrease depending on the economic climate at any given time.

Currently, low rates have spurred mortgage refinancing as well as home purchases. This allows us to harvest good interest spreads and excellent fee income.

This acquisition will expand our retail, business banking and Wealth Management base by entering into American Home Bank’s market area.

The most frequently asked question that I receive from our shareholders is why is our stock price so low and what are we doing to increase it.

Well, I believe it is investor sentiment that really drives stocks up and down and that the decline in the price of our stock is based more on psychology than reality. All bank stocks were punished for the less than prudent behaviors of the large financial institutions. (if the stock price recovers we should mention it here).

We have and will always follow sound business practices. They have carried this bank through 145 years and will continue to do so. We did not become involved with the sub prime mortgage activities nor did we put a lot of so-called sophisticated investment vehicles on our balance sheet.

Let me quote Warren Buffet, “I don’t pay attention to what the stock does. If the business does well, the stock eventually follows.”

I cannot predict where our stock price will go as the market searches for stability but I can assure you that we will put all of our efforts into working hard every day to maximize our performance. If Buffet’s correct, the stock will follow.

Another frequently asked question is about compensation. As we told you in the past, we retain the services of Mosteller and Associates to advise us as to our competitiveness in the marketplace. Mosteller has over 50 financial clients and we have confidence in the firm’s ability to guide us in our corporate compensation practices.

However, we realize in these turbulent times accountability has never been more necessary so, as reported in our proxy materials, we did not issue bonuses this year to our senior executives, including me and Kevin, or to the Board. Further, we did not approve merit raises in 2009 for any of our officer level positions or our board.

At this time, as always, I wish to thank the board for their outstanding service and dedication.

Specifically, I’d like to recognize two members, David Peirce and John Ciccarone, Dave just marked his 35th year of service on our board. He has provided strong leadership throughout his tenure and we look forward to his continued contributions.

John has recently retired after 20 years on the Board but he still continues to be a great source of business for the bank and a trusted advisor to me whenever I ask.

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With it’s new members, our board is an excellent example of the balance of the risk taking and enthusiasm of youth and the wisdom and experience of maturity. They are fully engaged and compliment each other in many ways. We are very fortunate to have their counsel.

Finally, I want to thank you, our shareholders, for your loyalty throughout these difficult times. I know that many of you have been concerned about the bank, the dividend and the value of your stock but you have remained steadfast in your support. We greatly appreciate the confidence you have shown.

And to those of you who are also our customers, we appreciate your business. We look forward to serving all of your banking needs.

First National’s history and heritage, coupled with our ability to act decisively to take advantage of our new opportunities, creates a unique story. It is a story in which every shareholder, every customer and every employee plays a critical role in the narrative.

In the 5 years since Kevin and I assumed leadership of the bank we have worked hard to follow the board’s resolution to remain a strong, independent community bank. Let me assure you that this is still our overriding focus and vision.

I am honored to serve as your chairman and chief executive officer. I enjoy this job and am extremely enthusiastic about our future.

Thank you.

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